Exhibit 10.3

July 27, 2016

Mr. Steven R. Sommer
c/o Splunk Inc.
250 Brannan Street
San Francisco, CA 94107

Dear Steve:

Thank you for your leadership over the last eight years. We look forward to your continued service as described below. This letter sets forth the terms of your transition from Splunk Inc. This letter agreement (the “Agreement”) is entered into between Splunk Inc. (“Company” or “we”) and Steven R. Sommer (“Employee” or “you”).

1.Transition.

You have informed the Company that you intend to transition from the position of Chief Marketing Officer and Senior Vice President, Marketing, and retire from the company effective September 15, 2017 (your “retirement date”). The Company intends to immediately begin a public search for a new Chief Marketing Officer (“CMO”). You will remain in your current role until the new CMO is hired and has begun employment, the date the new CMO begins employment is the “new CMO employment start date”. On the new CMO employment start date, your title will change to Senior Vice President, Marketing. Between the new CMO employment start date and your retirement date you will advise the CMO and work on projects as determined by the new CMO. Until your retirement, your current base salary will remain the same.

Until the later to occur of (i) February 1, 2017, and (ii) the new CMO employment start date, you will remain eligible to participate in the Company’s Executive Bonus Plan, in accordance with the terms of that Plan. Upon the later to occur of (i) February 1, 2017, and (ii) the new CMO employment start date, you will no longer be eligible to participate in the Executive Bonus Plan.

Throughout your employment with Splunk, your existing equity grants shall continue to vest (or be earned, in the case of your performance stock unit awards (“PSUs”)) according to their terms as long you continue to provide service through each vesting date (or performance period, in the case of your PSUs).
2.Benefits. You will continue to be eligible to participate in the healthcare, 401(k), employee stock purchase and other employee benefit plans established for our employees as long as you meet the eligibility criteria for such plans. You will continue to be entitled to 15 days of Paid Time-Off (PTO) annually, accrued on a semi-monthly basis in accordance with Company policy.
3.Confidentiality. As an employee of the Company, you will continue to have access to confidential information of the Company and certain third parties and you may, during the course of your employment, create inventions, improvements designs, original works of authorship, computer software programs, trade secrets and other matters that will be the sole and exclusive property of the Company. You hereby irrevocably assign each such invention, work and matter to the Company. On June 23, 2008, you signed that “Employee Invention Assignment and Confidentiality Agreement,” which is attached to this Agreement. We again wish to impress upon you that the Company does not want you to, and we hereby direct you not to, bring with you or use on behalf of the Company, any confidential or proprietary material or information of any former employer or other third party. In addition, you must not violate any other obligation you may have to any former employer or other third party. During the period that you render services to the Company, you agree that you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company, in writing, any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this Agreement you certify that your employment with the Company will not violate any contractual or other legal obligation that would prohibit or limit you from performing your duties to the Company.

4.At-Will Employment. During your entire employment you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without Cause (defined below). Your participation in any equity or benefit program does not assure you of continuing employment for any particular period of time. Any modification or change in your at‑will employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company.

5.Severance. You will be eligible to receive the following severance protection through your retirement date.

(a)Separation in Event of Termination Within the 3-Month Period Before or 12-Month Period Following a Change in Control. In the event of your involuntary separation from employment with the Company without Cause (defined below) or for Good Reason (defined below), in each case (i) prior to your retirement date and (ii) within the period that begins after the signing of a definitive agreement that ultimately results in a Change in Control (defined below) within three (3) months of its signing and ends on the date twelve (12) months following a Change in Control (“Change in Control Period”), then, in addition to any accrued compensation, and provided that you deliver to the Company a signed release of claims in favor of the Company (“Release”), and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, you shall be entitled to the benefits as set forth below:

(i)Lump sum payment equal to twelve (12) months of your then‑current base salary, plus a pro-rated portion of your annual target bonus for the time you are actively employed in the year of termination;

(ii)Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the twelve (12) months following your separation from service. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums, then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax, you will be paid a single lump sum of $24,000; and

(iii)Acceleration of vesting as to all then‑unvested shares or rights subject to all equity awards which have been granted to you. You shall have six (6) months following your separation from service from the Company in which to exercise all options that have been granted to you.

(b)    Severance in Event of Termination Without Cause Outside the Change in Control Period. In the event of your termination of employment by the Company without Cause not during the Change in Control Period and before your retirement date, then, in addition to any accrued compensation, and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, you shall be entitled to benefits as set forth below:

(i)Lump sum payment equal to your remaining base salary that you would have received had your employment continued through your retirement date;

(ii)If your termination of employment occurs prior to February 1, 2017, a payment equal to the Executive Bonus for FY’17 you would have otherwise received if your employment had continued to February 1, 2017. If your termination of employment occurs after January 31, 2017, a lump sum payment equal to your target Executive Bonus in FY’17, pro-rated for the number of days you are employed between February 1, 2017 and the date of your termination of employment;

(iii)Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you through your retirement date. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax, you will be paid a single lump sum of $12,000; and

(iv)Acceleration of vesting as to the number of shares or rights subject to all equity awards with time-based vesting which have been granted to you (including earned but unvested performance-based awards) as would have vested on or before your retirement date. Any unearned PSUs will be treated in the manner outlined in the agreement for each such PSU grant. You shall have six (6) months following your separation from service from the Company in which to exercise any vested options that have been granted to you.

6.Section 409A Matters.

(a)For purposes of this Agreement, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-1(h) of the regulations promulgated thereunder.

(b)To the extent any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code (the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until the sixtieth (60th) day following your separation from service, or if later, such time as required by Section 6(c). Except as required by Section 6(c), any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on or around the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided herein.

(c)If you are deemed at the time of such separation from service to be a “specified employee” under Section 409A of the Code, then any Deferred Payment(s) shall not be made or commence until the earliest of (i) the expiration of the six (6)‑month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

(d)To the extent any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code, you and the Company may make changes to this Agreement to avoid adverse tax consequences under Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

7.Definitions.

(a)Cause. For purposes of this Agreement, “Cause” means (i) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Board believes has had or will have a detrimental effect on the Company’s reputation or business, (ii) your engaging in an act of gross negligence or willful misconduct in the performance of your employment obligations and duties, (iii) your committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (iv) your engaging in any other misconduct that has had or will have an adverse effect on the Company’s reputation or business; or (v) your breach of the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s or a third party’s trade secrets or proprietary information.

(b)Change in Control. For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent of the total voting power of all its then‑outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

(c)Good Reason. For purposes of this Agreement “Good Reason” means any of the following taken without the Employee's written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from the Employee specifying the specific basis for Employee's belief that Employee is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) the Employee terminates employment within thirty (30) days following expiration of such cure period: (i) a material change, adverse to Employee, in Employee's position, titles, offices or duties; (ii) an assignment of any significant duties to Employee that are inconsistent with Employee's positions or offices held under this Agreement; (iii) a decrease in Employee's then-current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all executives); or (iv) the relocation of the Employee to a facility or a location more than thirty (30) miles from Employee's then-current residence.

8.Arbitration.

(a)Arbitration. In consideration of your employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of the compensation, pay raises, and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your employment with the Company or the termination of your employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure sections 1280 through 1294.2, including section 1281.8 (the “Act”), and pursuant to California law, and shall be brought in your individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes that you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Notwithstanding the foregoing, you understand that nothing in this Agreement constitutes a waiver of your rights under section 7 of the National Labor Relations Act. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

(b)Procedure. You agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies available under applicable law. You agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. You understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law. You agree that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS rules conflict with California law, California law shall take precedence. You agree that any arbitration hearing under this Agreement shall be conducted in San Francisco County, California.

(c)Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Act and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d)Administrative relief. This Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.

(e)Voluntary nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. You agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

9.Complete Agreement. You understand and agree that after this Agreement is signed by you and the Company, this Agreement shall supersede any prior offer letter(s), employment agreement(s) and/or any addenda existing between the parties, whether written or verbal. This Agreement can only be modified by a written agreement signed by you and the Chief Executive Officer of the Company.

10.Acceptance. To accept this Agreement, please sign in the space indicated and return to Tracy Edkins, Chief Human Resources Officer. Your signature below will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement.

Best Regards,

/s/ Doug Merritt
Doug Merritt
President and Chief Executive Officer
Splunk Inc.

Acceptance

I have read, understand, agree to, and shall comply with all terms and conditions as set forth above. I further acknowledge that no other commitments were made to me except as specifically set forth herein.

/s/ Steven R. Sommer	July 27, 2016
Steven R. Sommer	Date